Exhibit 4.1

FOURTH SUPPLEMENTAL INDENTURE

This Fourth Supplemental Indenture, dated as of January 1, 2018 (this “Supplemental Indenture”), among Allergan Sales, LLC, a Delaware limited liability company (the “Company”), as successor in interest to Forest Laboratories, LLC, a Delaware limited liability company (“Forest Labs”), Allergan plc, an Irish public limited company, as guarantor (the “Parent Guarantor”), and Wells Fargo Bank, National Association, a national banking association, as Trustee (the “Trustee”) under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, Forest Labs and the Trustee have heretofore executed and delivered an indenture dated as of January 31, 2014 (as amended and supplemented, the “Indenture”), providing for the issuance of 4.875% Senior Notes due 2021 of Forest Labs (the “Notes”);

WHEREAS, Forest Labs, the Parent Guarantor and the Trustee have heretofore executed and delivered a third supplemental indenture dated as of July 1, 2014 (the “Third Supplemental Indenture”), providing for the guarantee of Notes by the Parent Guarantor;

WHEREAS, on December 27, 2017, the Company entered into a master transaction agreement (the “Master Transaction Agreement”), by and among the Company, Forest Labs and various subsidiaries of the Parent Guarantor, pursuant to which, on January 1, 2018, Forest Labs merged with and into the Company, with the Company being the surviving entity and continuing its existence under Delaware law, and being the Successor Company under the Indenture;

WHEREAS, Section 5.01 (Consolidation, Merger and Conveyance, Transfer and Lease of Assets) of the Indenture provides, among other things, that Forest Labs will not be prevented from merging with or into the Company; provided that, among other things, (i) the Company expressly assumes all of the obligations of Forest Labs with respect to the Notes and the Indenture and (ii) the Parent Guarantor confirms that its Note Guarantee shall apply to the Company’s obligations in respect of the Indenture and the Notes, each pursuant to a supplemental indenture;

WHEREAS, the Company, Forest Labs and the Parent Guarantor desire the Trustee to join with it in the execution and delivery of this Supplemental Indenture, and in accordance with Sections 5.01, 9.06, and 11.04 of the Indenture, the Company has duly adopted and delivered to the Trustee, resolutions of its Board of Directors authorizing the execution delivery of this Supplemental Indenture, and has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that the execution of this Supplemental Indenture is authorized or permitted by the Indenture and that all conditions precedent have been complied with, and an Opinion of Counsel stating that this Supplemental Indenture constitutes the legal, valid and binding obligation of the Company and the Parent Guarantor; and

WHEREAS, pursuant to Section 9.01(a) (Without Consent of Holders) of the Indenture, the Company, Parent Guarantor and Trustee are authorized to execute and deliver this Supplemental Indenture which evidences the (i) assumption by the Company of the obligations under the Indenture and Notes and (ii) confirmation by the Parent Guarantor that its Note Guarantee shall apply to the Company’s obligations under the Indenture and the Notes.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Parent Guarantor and the Trustee mutually covenant and agree for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

SECTION 1.1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, and that the term “Holders” in this Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf or for the benefit of such Holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

SECTION 1.2. Amendment to Defined Terms: The definition of “Parent Guarantor” in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows to reflect the change in name of the Parent Guarantor:

“ “Parent Guarantor” means Allergan plc, an Irish public limited company.”.

ARTICLE II

SECTION 2.1. Assumption by the Company and Agreement to be Bound. In accordance with Section 5.01 and Section 9.01 of the Indenture, the Company hereby expressly assumes all of the obligations of Forest Labs under the Indenture and the Notes. The Company shall succeed to and be bound by all covenants, agreements, representations, warranties and acknowledgments attributable to Forest Labs and may exercise every right and power of Forest Labs under the Indenture and the Notes.

SECTION 2.2. Guarantee. The Parent Guarantor agrees to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the obligations of the Company under the Indenture and the Notes as provided in Article 10 of the Indenture.

ARTICLE III

SECTION 3.1. Notices. All notices and other communications to the Company and the Parent Guarantor shall be given as provided in the Indenture to the Company, at the address set forth below.

Allergan plc

5 Giralda Farms

Madison, NJ 07940

Attention: Stephen Kaufhold, Treasurer

SECTION 3.2. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4. Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 3.5. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended or supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. This Supplemental Indenture is an indenture supplemental to the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together for all purposes. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Supplemental Indenture, then the terms and conditions of this Supplemental Indenture shall prevail. The Trustee makes no representation or warranty as to and shall not be responsible for the validity or sufficiency of this Supplemental Indenture.

SECTION 3.6. Counterparts. This Supplemental Indenture may be executed by one or more of the parties to this Supplemental Indenture on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Supplemental Indenture by facsimile transmission or other electronic format shall be effective as delivery of a manually executed counterpart hereof.

SECTION 3.7. Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only, are not part of this Supplemental Indenture and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 3.8. Recitals. The recitals contained herein are those of the Company and not the Trustee, and the Trustee assumes no responsibility for the correctness of same. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee under this Supplemental Indenture. The Company hereby confirms to the Trustee that this Supplemental Indenture has not resulted in a material modification of the Notes for Foreign Account Tax Compliance Act (“FATCA”) purposes. The Trustee shall assume that no material modification for FATCA purposes has occurred regarding the Notes, unless the Trustee receives written notice of such modification from the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ALLERGAN SALES, LLC

By:	/s/ Stephen M. Kaufhold
Name:	Stephen M. Kaufhold
Title:	Treasurer

ALLERGAN PLC, as Guarantor

By:	/s/ Stephen M. Kaufhold
Name:	Stephen M. Kaufhold
Title:	Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Yana Kislenko
Name:	Yana Kislenko
Title:	Vice President

Signature Page to Assumption Supplemental Indenture (4.875%)